Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

SEI Institutional Managed Trust:

We consent to the reference to our firm under the heading “Experts” in the Statement of Additional Information in this Registration Statement of the SEI Institutional Managed Trust Real Return Plus Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 21, 2006